A special meeting of the fund's shareholders was held on June 18, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	25,533,645,076.55	95.758
Withheld	1,131,045,213.53	4.242
TOTAL	26,664,690,290.08	100.000
Dennis J. Dirks
Affirmative	25,686,005,364.53	96.330
Withheld	978,684,925.55	3.670
TOTAL	26,664,690,290.08	100.000
Edward C. Johnson 3d
Affirmative	25,589,947,163.14	95.969
Withheld	1,074,743,126.94	4.031
TOTAL	26,664,690,290.08	100.000
Alan J. Lacy
Affirmative	25,669,138,246.63	96.266
Withheld	995,552,043.45	3.734
TOTAL	26,664,690,290.08	100.000
Ned C. Lautenbach
Affirmative	25,672,946,891.13	96.281
Withheld	991,743,398.95	3.719
TOTAL	26,664,690,290.08	100.000
Joseph Mauriello
Affirmative	25,675,331,192.42	96.290
Withheld	989,359,097.66	3.710
TOTAL	26,664,690,290.08	100.000
Cornelia M. Small
Affirmative	25,677,299,164.74	96.297
Withheld	987,391,125.34	3.703
TOTAL	26,664,690,290.08	100.000
William S. Stavropoulos
Affirmative	25,644,596,204.07	96.174
Withheld	1,020,094,086.01	3.826
TOTAL	26,664,690,290.08	100.000
David M. Thomas
Affirmative	25,683,151,595.87	96.319
Withheld	981,538,694.21	3.681
TOTAL	26,664,690,290.08	100.000
Michael E. Wiley
Affirmative	25,681,657,144.60	96.313
Withheld	983,033,145.48	3.687
TOTAL	26,664,690,290.08	100.000
PROPOSAL 2
To amend the Declaration of Trust of Fidelity Advisor Series I to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	14,366,154,116.59	53.877
Against	3,894,779,838.51	14.607
Abstain	853,635,309.57	3.201
Broker Non-Votes	7,550,121,025.41	28.315
TOTAL	26,664,690,290.08	100.000

A Denotes trust-wide proposal and voting results.